Exhibit 23.1

A Top 18 Audit Firm

10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No : M90367663E

Tel: (65) 6227 5428

10 Anson Road #20-16 International Plaza Singapore 079903

Website : www.allianceaudit.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Mega Matrix Inc. (the “Company”) on Post-Effective Amendment No. 1 to Form S-8 of our report dated March 18, 2024, relating to the consolidated financial statements of Mega Matrix Corp., appearing in its Annual Report on Form 10-K for the year ended December 31, 2023. Our report includes an explanatory paragraph regarding restatements of previously issued financial statements.

/s/ Audit Alliance LLP

Singapore

October 25, 2024

Registered Office: 10 Anson Road #20-16 International Plaza Singapore 079903